Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications 404-715-2554 Investor Relations 404-715-6679

Delta Air Lines Obtains Commitment for $500 Million Financing Transaction

 ATLANTA, Nov. 1,    2004 – Delta Air Lines (NYSE: DAL) today announced that it has entered into a commitment letter with GE Commercial Finance to provide $500 million of financing to Delta.

$300 million of the financing will be in the form of a senior secured revolving credit facility and $200 million of the amount will be in the form of a senior secured term loan.  Both portions of the loan are subject to significant conditions, including completion of due diligence and other conditions that are set forth in greater detail in a Form 8-K that Delta Air Lines will be filing with the Securities and Exchange Commission.  Up to $100 million of the financing will be provided by American Express Travel Related Services Company under a previously announced commitment.

The revolving credit facility will be collateralized by a portion of Delta’s accounts receivable.  The $200 million term loan will be collateralized by a pool of a substantial portion of Delta’s remaining unencumbered assets.

The facility will mature three years from the closing date.  The term loan will be payable in 12 equal monthly installments commencing on the second anniversary of the closing date.

“We have made significant strides in what is currently a critical period for the company,” said Michael J. Palumbo, Delta’s executive vice president and chief financial officer. “While there is a significant amount of work yet to be accomplished, these developments will make a meaningful contribution to the massive company-wide effort underway to transform our airline.”

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Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to reduce operating expenses, our ability to obtain necessary financing or debt payment deferrals to meet our liquidity needs, our pension plan funding obligations, pilot early retirements, the cost of aircraft fuel, the effect of credit ratings downgrades, interruptions or disruptions in service at one of our hub airports, our increasing dependence on technology in our operations, the outcome of negotiations on collective bargaining agreements and other labor issues, the effects of terrorist attacks, restructurings by competitors and competitive conditions in the airline industry. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q for the quarter ended June 30, 2004, filed with the commission on Aug. 9, 2004 and its Form 8-K filed with the commission on Oct. 15, 2004. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of Nov. 1, 2004, and which Delta has no current intention to update.

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